                                                                 EXHIBIT 12
WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)


                                                                        SIX MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                JUNE 30,
                           -------------------------------------------------------------
                             1991     1992     1993     1994     1995     1995     1996
                           -------  -------  -------  -------  -------  -------  -------
Fixed Charges:
 Interest cost           $  63,986   73,776   79,194   80,807   77,237   40,827   39,833
 One-third rent
  expense                    3,725    4,495    4,819    5,227    5,976    2,831    3,351
                           -------  -------  -------  -------  -------  -------  -------

Total Fixed Charges      $  67,711   78,271   84,013   86,034   83,213   43,658   43,184
                           =======  =======  =======  =======  =======   ======   ======


Add (Deduct):
 Earnings before
  income taxes           $  73,609  129,452  189,168  288,923  823,804  379,561  197,122
 Interest capitalized         (723)  (7,354) (15,904)  (9,294)  (6,187)  (2,662)  (4,641)
                           -------   ------  -------  -------  -------  -------   ------



Earnings for
 Fixed Charges           $ 140,597  200,369  257,277  365,663  900,830  420,557  235,665
                           =======  =======  =======  =======  =======  =======  =======


Ratio of Earnings to
    Fixed Charges             2.08     2.56     3.06     4.25    10.83     9.63     5.46
                           =======  =======  =======  =======  =======  =======  =======
